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                                                                      EXHIBIT 11

                           AMERICAN HEALTHWAYS, INC.
                               EARNINGS PER SHARE
                               FEBRUARY 28, 2002


        The following is a reconciliation of the numerator and denominators of basic and diluted income per share (adjusted for the stock split effective November 2001 for the prior year periods):

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
                                                         -------------------------------------------------------
                                                               Income               Shares            Per Share
                                                             (Numerator)         (Denominator)          Amount
                                                         -------------------------------------------------------
For the three months ended February 28, 2002:
  Basic income per share:
    Net income                                                $2,447,895            15,074,051          $ 0.16
    Effect of dilutive stock options outstanding                      --             1,252,290
                                                         --------------------------------------
    Diluted income per share                                  $2,447,895            16,326,341          $ 0.15
                                                         ======================================

For the three months ended February 28, 2001:
  Basic income per share:
    Net income                                                $  630,103            12,517,061          $ 0.05
    Effect of dilutive stock options outstanding                      --             1,116,655
                                                         --------------------------------------
    Diluted income per share                                  $  630,103            13,633,716          $ 0.05
                                                         ======================================



For the six months ended February 28, 2002:
  Basic income per share:
    Net income                                                $3,942,087            14,661,837          $ 0.27
    Effect of dilutive stock options outstanding                      --             1,239,068
                                                         --------------------------------------
    Diluted income per share                                  $3,942,087            15,900,905          $ 0.25
                                                         ======================================

For the six months ended February 28, 2001:
  Basic income per share:
    Net income                                                $1,302,160            12,464,316          $ 0.10
    Effect of dilutive stock options outstanding                      --               950,969
                                                         --------------------------------------
    Diluted income per share                                  $1,302,160            13,415,285          $ 0.10
                                                         ======================================
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